CONSENT OF TO WORLEY CANADA SERVICES LTD.

The undersigned hereby consents to (i) the references to, and the information derived from, the technical report entitled "Technical Report on the Pre-Feasibility Study for the Thacker Pass Project, Humboldt County, Nevada, USA", with an effective date of August 1, 2018, and to (ii) the references to our  name under the caption "Interest of Experts" in the short form base shelf prospectus, included in or incorporated by reference in the Registration Statement on Form F-10 filed by Lithium Americas Corp. with the United States Securities and Exchange Commission, and any amendments thereto.

Worley Canada Services Ltd. /s/ Reza Ehsani
Name: Reza Ehsani Title: North America MMM Portfolio Manager
Date: October 19, 2020